Exhibit 3.5

STRATEGIC STORAGE TRUST VI, INC.

SECOND ARTICLES OF AMENDMENT

TO THE

FIRST ARTICLES OF AMENDMENT AND RESTATEMENT

Strategic Storage Trust VI, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The name of the corporation is Strategic Storage Trust VI, Inc. (the “Corporation”).

SECOND: Section 9.5 of the First Articles of Amendment and Restatement of the Corporation is hereby amended to read as follows:

Section 9.5. Limitations on Other Transactions Involving Affiliates. The Corporation shall not engage in any other transaction with a Sponsor, the Advisor, a Director, or an Affiliate thereof unless a majority of Directors (including a majority of Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties under the same circumstances.

THIRD: Section 9.7 of the First Articles of Amendment and Restatement of the Corporation is hereby amended to read as follows:

Section 9.7. Limitations on Loans. The Corporation shall not make any loans to a Sponsor, the Advisor, a Director, or an Affiliate thereof except (a) as provided in Section 9.11 or (b) to wholly owned subsidiaries (direct or indirect) of the Corporation. The Corporation shall not borrow from such parties unless a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approves the transaction as being fair, competitive, and commercially reasonable, and no less favorable to the Corporation than comparable loans between unaffiliated parties under the same circumstances. These restrictions on loans apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit the Corporation’s ability to advance reimbursable expenses incurred by Directors or officers or the Advisor or its Affiliates.

FOURTH: Section 9.9 of the First Articles of Amendment and Restatement of the Corporation is hereby amended to read as follows:

Section 9.9. Limitations on the Issuance of Options and Warrants. The Corporation shall not issue options or warrants to purchase Common Stock to the Advisor, a Director, the Sponsor, or any Affiliate thereof, except on the same terms as such options or warrants, if any, are sold to the general public. The Corporation may issue options or warrants to persons other than the Advisor, a Director, the Sponsor, or any Affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the Independent Directors has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to the Advisor, a Director, the Sponsor, or any Affiliate thereof shall not exceed an amount equal to 10% of the outstanding shares of Stock on the date of grant.

FIFTH: A new Section 9.15 is hereby added to the First Articles of Amendment and Restatement of the Corporation as follows and subsequent sections are correspondingly renumbered:

Section 9.15. Limitations on Activities with Respect to Securities. The Corporation shall not (a) engage in trading of securities, as compared with investment activities, (b) engage in underwriting or the agency distribution of securities issued by others, or (c) acquire securities in any company holding investments or engaging in activities prohibited by Section 260.140.93 of the California Code of Regulations.

SIXTH: Section 9.16 of the First Articles of Amendment and Restatement of the Corporation is hereby amended to read as follows:

Section 9.16. Applicability of this Article. Notwithstanding anything to the contrary herein, and without limiting anything that is permitted under Maryland law even when not addressed in the charter, Sections 9.6 through 9.15 of this Article IX shall apply only following the Commencement of the Initial Public Offering.

SEVENTH: The amendment to the First Articles of Amendment and Restatement as set forth above was advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as required by law.

EIGHTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the First Articles of Amendment and Restatement as set forth above.

NINTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Strategic Storage Trust VI, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 17th day of March, 2022.

ATTEST:		STRATEGIC STORAGE TRUST VI, INC.

By:	/s/ Nicholas M. Look	By:	/s/ H. Michael Schwartz
	Nicholas M. Look		H. Michael Schwartz
	Secretary		Chief Executive Officer